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                                                                   Exhibit 10.35


                               AGREEMENT TO AMEND

     This Agreement to Amend is made and entered into as of the 1st day of April, 2001, by and between NELnet, Inc., a Nevada corporation, formerly known as National Education Loan Network, Inc. (the "Purchaser") and Union Bank and Trust Company, a Nebraska banking corporation (the "Seller").


     WHEREAS, the parties hereto entered into that certain Amended and Restated Agreement dated as of January 1, 1999 (the "Agreement"), and the parties wish to amend the Agreement in the terms specified herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises herein contained, the parties hereto agree as follows:

     1. Definitions. Unless otherwise expressly stated herein, capitalized terms in this Agreement to Amend shall have the same meanings specified to them in the Agreement.

     2.  Amendments.
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         (a)  The phrase "(iii) an origination cost of $6.00 per Eligible Loan"
in the definition of "Purchase Price" in Article I of the Agreement shall be deleted and the following phrase inserted in lieu thereof: "(iii) an origination cost of $25.00 per Eligible Loan."

         (b) The following shall be inserted immediately following the fifth sentence of Section 2.1 of the Agreement: "Although Purchaser shall acquire an interest in Student Loans originated by Seller in the northeastern region of the United States (including, without limitation, the states of New York, New Jersey, Connecticut, Pennsylvania, Vermont, New Hampshire and Maine) Illinois, South Dakota, Minnesota and Texas, and the aggregate volume of Principal Balance of Student Loans originated in such states shall be included in computation of the base origination amount of $120 million, Seller shall, after April 1, 2001, otherwise receive no credit for the aggregate volume of Principal Balance of Student Loans originated in such states or Student Loans which are not originated by Seller and such volume shall not be included to diminish the computation of amounts of Student Loans in which Purchaser acquires an interest under this Agreement. Seller shall continue to receive credit for the aggregate volume of Principal Balance of Student Loans originated in the states of Nebraska, Kansas, Iowa and the western geographic region of the United States where the brand name of Seller is currently used to market Student Loans (including Alaska, Arizona, California, Colorado, Nevada, Oregon, Washington and Hawaii).

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     3.  Effect of Amendment. Unless expressly modified or amended in Section 2 above, all terms and provisions contained in the Agreement shall remain in full force and effect without modification.


Union Bank and Trust Company              NELnet, Inc.


By:     /s/ Michael Dunlap                By:     /s/ Don Bouc
   -------------------------                 -----------------------
Title:  CEO                               Title:  President